Exhibit 10.5.3

Employment Agreement

This Agreement is made and entered into as of this 1st day of March 2011, by and between Dale L. Mardak (hereinafter referred to as Employee) and International Monetary Systems, Ltd., a Wisconsin corporation (hereinafter referred to as IMS or Company). It is understood that International Monetary Systems, Ltd. has an operating subsidiary named Continental Trade Exchange, Ltd., (CTE) that is the actual employer of record with all governmental agencies. Therefore, both IMS and CTE are responsible for fulfilling all of Company's responsibilities under this Agreement.

WHEREAS, the Board of Directors of Company believes it to be in the best interests of IMS and its shareholders that the services of Employee be retained under the terms provided in this Agreement; and

WHEREAS, Employee is willing to be employed by IMS under the terms provided in this Agreement; and

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, it is agreed as follows:

Agreement

I.
Purpose of Agreement. Commencing with the date of this Agreement, IMS agrees to employ Employee, and Employee agrees to work for IMS under the terms and conditions contained herein. The Employee agrees to devote his full time and best efforts to the business of IMS and the performance of his duties hereunder and to perform such duties as are assigned to him in a competent and workmanlike manner and will do nothing by either word or deed to harm the reputation of IMS in the marketplace. The Employee shall be subject to the supervision and direction of the president, CEO and directors of IMS as to assignment and performance of his duties and agrees to perform such duties as may be assigned to him from time to time by the president, CEO and directors of IMS. Employee's primary work shall be in the area of Senior Vice President and Co-Chief Operating Officer of International Monetary Systems, Ltd. (IMS) and Continental Trade Exchange, Ltd. In this capacity, he will perform all duties required in the areas of general management of the IMS barter exchange as directed by the President and CEO, will attend all board of directors meetings of both IMS and CTE, and will offer advice on all other matters that may come before the boards of directors. See attached, labeled "Job Description."

II.
Exclusivity. Employee will not, without the express written consent of the Board of Directors of IMS, invest in, nor acquire any interest in, nor provide services for, any corporation or other business organization, a substantial portion of the business of which is the same as, or related to, or complementary to the business of IMS; provided that Employee may invest in securities of any company which is listed on a national securities exchange.

III.
Term of Agreement & Renewals. The term of employment with IMS is perpetual with no set period of time, unless terminated in accordance with Section IV. In the event of termination by the Company, Employee must be given a written notice of at least sixty (60) days

IV.	Termination: Dale L. Mardak's employment with IMS shall terminate in accordance with the following provisions:

A.   The employment may be terminated at any time by mutual written agreement between Employee and IMS.

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B.   In the event Employee is discharged for cause, Company shall have the right to terminate this Agreement upon 30 days written notice. "Termination for cause" would occur if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude as would prevent the effective performance of his duties.

C.   Employee's employment under this agreement shall be terminated upon the death of Employee. In the event of death, Employee's wife will continue to receive his salary for a term of one year. In addition, Company reserves the right to terminate this employment not less than six months after Employee suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by giving ten (10) days' written notice of termination to Employee. In the event of total disability, Employee will receive his then-current salary for a period of one year after the stoppage of work.

D.   In the event of involuntary termination for any reason, Employee shall receive a lump-sum severance payment of two years of his then current salary, plus a cash payment of $300,000.00.

V.	Compensation. As compensation for services performed, Employee shall be paid according to the schedule attached.

VI.	Stock Options. From time to time, Employee will be granted stock options in International Monetary Systems, Ltd. as shall be determined by the board of directors.

VII.	Other Benefits. In addition to the compensation provided for in Sections V and VI, Employee shall be entitled to the additional benefits identified in the attached schedule labeled "Other Benefits."

VIII.	Effect of Merger,Transfer of Assets, or Dissolution.

A.   This Agreement shall not be terminated by any voluntary or involuntary dissolution of Continental Trade Exchange, Ltd. (CTE) or its parent company, International Monetary Systems, Ltd. (IMS), resulting from either a merger or consolidation in which IMS/CTE is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of either IMS or CTE.

B.   In the event of any such merger or consolidation or transfer of assets, IMS' rights, benefits and obligations hereunder shall be assigned to, and will be assumed by, the surviving or resulting corporation, or the transferee of IMS' assets.

IX.
Payment on Merger, Transfer of Assets or Dissolution. In the event a new board of directors, or an outside party attaining a majority of the board assumes control of IMS or CTE and substantially reduces Employee's authority or role in the Company, he will immediately receive a lump-sum payment of $400,000.00. In the event employment is terminated as a result of a merger or consolidation as described above, or as a result of a lender, major investor or acquirer establishing a new board of directors which institutes such termination, Employee shall receive as compensation a lump-sum payment equal to two year's salary at Employee's then-current rate plus a severance payment of $300,000.00. This payment is in addition to the payment for reduction in authority described in this paragraph.

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X.
Non-Compete Agreement. Employee agrees that for a period of twelve (12) months from voluntary termination of employment with IMS, Employee will not engage in or otherwise affiliate with any barter or trade exchange located within a fifty (50) mile radius of any IMS office, nor with any other business operation directly or indirectly related to, or in competition with, the business operation of IMS, nor shall he use any knowledge, trade secrets, client lists or other information developed during the term of this Agreement.

XI.
Liability and Indemnification

IMS' bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of its officers and directors to the Company for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. The Company's bylaws also provide that IMS shall indemnify its directors and officers against certain liabilities that may arise by reason of their status for service as directors or officers, other than liabilities arising from certain specified misconduct. IMS is required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. IMS is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

XII.
Contract Interpretation and Enforcement. This agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, heirs, executors, administrators, successors, and assigns. As used in this agreement, the term "successor" shall include any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, or other means, acquires all, or substantially all, or the assets of IMS and/or IMS. This contract may not be modified except in a written agreement signed by all parties. The terms and conditions of this contract shall be governed by the laws of the state of Wisconsin and shall take precedence over and supersede the language of any previous agreements, whether oral or written.

XIII.	Severability. If any one or more of the provisions of this Agreement are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

XIII.
Entire Agreement. This document constitutes the entire agreement between the parties with r espect to the subject matter thereof. This Agreement supersedes any and all other agreements, whether oral or written, between the parties hereto with respect to the subject matter thereof.

Signed this 28th day of February, 2011 at New Berlin, WI.

/s/ Dale L. Mardak	/s/ Donald F. Mardak
Dale L. Mardak, Employee	International Monetary Systems, Ltd.
Donald F. Mardak, President

/s/ John E. Strabley
International Monetary Systems, Ltd.
John E. Strabley,
Executive Vice President

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